Exhibit 99.39

ASSIGNMENT AGREEMENT

This Assignment Agreement, dated August 29, 2018, is entered into by and between NTR Metals, LLC, a Texas limited liability company (“Contributor”) and Eduro Holdings, LLC, a Delaware limited liability company (“Eduro”), and is being delivered pursuant to that certain Contribution Agreement between the Contributor and Eduro dated August 29, 2018 (the “Contribution”).

For good and valuable consideration as set forth in the Contribution, the receipt and sufficiency of which are hereby acknowledged, effective as of the date hereof:

1.    Transfer. Contributor hereby transfers, assigns, conveys and delivers to Eduro all of Contributor’s right, title and interest in and to the shares of capital stock of DGSE Companies, Inc. (“DGSE”) held in Contributor’s name, as well as all of Contributor’s contractual rights and options, if any, to acquire additional DGSE stock (collectively, the “Contributed Assets”), free and clear of all Liens. Eduro hereby accepts and acquires from Contributor such Contributed Assets.

2.    Further Assurances. If Contributor or Eduro consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Eduro (or its designee), its right, title or interest in, to or under any or all of the Contributed Assets, then Contributor or Eduro, as the case may be, will execute and deliver all such deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Contributor or Eduro, as the case may be, in order to vest, perfect or confirm any and all right, title and interest in, to and under such Contributed Assets in Eduro (or its designee).

3.    Governing Law. The validity and construction of this agreement will be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws that would require the application of another jurisdiction’s laws.

IN WITNESS WHEREOF, the undersigned have caused this Assignment Agreement to be executed effective as of the date first written above.

NTR Metals, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	Member

Eduro Holdings, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	Member